Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-127351-01 and No. 333-156476-01) of Telecom Italia Capital S.A. and Telecom Italia S.p.A. (as Guarantor) of our report dated April 11, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting of Telecom Italia S.p.A., which appears in this Form 20-F. We also consent to the reference to us under the heading “Selected Financial and Statistical Information” in this Form 20-F.

/s/    PricewaterhouseCoopers S.p.A.

Rome, Italy

April 11, 2011